Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-228455) of Union Bankshares Corporation and the related Joint Proxy Statement/Prospectus of Union Bankshares Corporation and Access National Corporation, for the registration of Union Bankshares Corporation’s common stock and to the incorporation by reference therein of our reports dated February 27, 2018, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Union Bankshares Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
December 10, 2018